SECURITIES & EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 11-K



[X]    ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF
       1934
       For the fiscal year ended December 29, 2001

       or

[ ] TRANSITION REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

       For the transition period from ______________ to _______________

Commission File Number:    1-7724


       A. Full title of the plan and address of the plan, if different from that of the issuer named below:

       SNAP-ON INCORPORATED 401(k) SAVINGS PLAN (formerly the Snap-on Incorporated 401(k) Personal Savings Plan)

       SNAP-ON INCORPORATED 401(k) PERSONAL SAVINGS PLAN FOR COLLECTIVE BARGAINED GROUPS

       SNAP-ON INCORPORATED 401(k) PERSONAL SAVINGS PLAN FOR SUBSIDIARIES


       B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                              SNAP-ON INCORPORATED
                              10801 Corporate Drive
                         Pleasant Prairie, WI 53158-1603

                              REQUIRED INFORMATION

       The following financial statements and schedules of the Snap-on Incorporated 401(k) Savings Plan (formerly the Snap-on Incorporated 401(k) Personal Savings Plan), the Snap-on Incorporated 401(k) Personal Savings Plan for Collective Bargained Groups and the Snap-on Incorporated 401(k) Personal Savings Plan for Subsidiaries, prepared in accordance with the financial reporting requirements of the Employee Retirement Income Securities Act of 1974, as amended, are filed herewith.












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
                                  EXHIBIT INDEX

                                    FORM 11-K




Exhibit No.             Exhibit

(23.1)          Consent of Arthur Andersen LLP

(99.1) Financial statements and schedules of the Snap-on Incorporated 401(k) Savings Plan, the Snap-on Incorporated 401(k) Personal Savings Plan for Collective Bargained Groups, and the Snap-on Incorporated 401(k) Personal Savings Plan for Subsidiaries, prepared in accordance with the financial reporting requirements of the Employee Retirement Income Securities Act of 1974, as amended.

(99.2)          Independent Public Accountants Representations







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
                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan Administrator of each Plan has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kenosha, and State of Wisconsin, on this 7th day of June, 2002.


                                           SNAP-ON INCORPORATED
                                           401(k) SAVINGS PLAN



                                           By: /s/ Paul C. Prickett
                                               ---------------------------------
                                               Paul C. Prickett, as Plan
                                               Administrator



                                           SNAP-ON INCORPORATED
                                           401(k) PERSONAL SAVINGS PLAN FOR
                                           COLLECTIVE BARGAINED GROUPS



                                           By: /s/ Paul C. Prickett
                                               ---------------------------------
                                               Paul C. Prickett, as Plan
                                               Administrator



                                           SNAP-ON INCORPORATED 401(k) PERSONAL
                                           SAVINGS PLAN FOR SUBSIDIARIES



                                           By: /s/ Paul C. Prickett
                                               ---------------------------------
                                               Paul C. Prickett, as Plan
                                               Administrator

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